Exhibit 99.1

FOR IMMEDIATE RELEASE

CSI COMPRESSCO LP ANNOUNCES

FIRST QUARTER 2020 RESULTS

THE WOODLANDS, Texas (May 4, 2020) / PRNewswire / - CSI Compressco LP (“CSI Compressco” or the “Partnership”) (NASDAQ: CCLP) announced today first quarter 2020 results.

CSI Compressco’s consolidated revenues for the quarter ended March 31, 2020 were $90 million, down 27% from the fourth quarter of 2019 due to lower equipment sales and weaker aftermarket services activity. Compression services revenue increased sequentially by 1% on the addition to the fleet of 22,160 horsepower of new equipment.  Compared to the first quarter of 2019, revenue was down 13% also due to lower equipment sales. Net loss for the quarter ended March 31, 2020 was $13.6 million compared to a net loss of $2.0 million in the fourth quarter of 2019 and a net loss of $12.5 million for the first quarter of 2019. Net loss per diluted common unit for first quarter 2020 was $0.28 as compared to a net loss per diluted common unit of $0.04 in the fourth quarter of 2019 and a net loss per diluted common unit of $0.26 in the first quarter of 2019. Net loss in the first quarter of 2020 included $6.0 million of unusual items, primarily related to impairment of long-lived assets and inventory related to the planned closure of our Midland fabrication facility. First quarter Adjusted EBITDA was $27.8 million, down $6.9 million from the fourth quarter 2019 due to weaker aftermarket services activity and lower equipment sales.

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted EBITDA, Adjusted EBITDA Margin, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Please see Schedules B-E for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

First Quarter 2020

Brady Murphy, President of CSI Compressco commented, “In the first quarter of 2020, our business continued to perform well despite the unprecedented deterioration in market conditions that started in the month of March. The impact of the COVID-19 pandemic and crude oil oversupply on the global energy markets has been dramatic. Our customers have reacted quickly to the downturn by significantly reducing capital budgets and scaling back drilling and completion activities. This downturn is unique in that we are seeing pressure on both the demand side from the slowdown in the global economies and the supply side from several years of excess production. Unlike previous downturns, production shut-ins due to oversupply and lack of storage are occurring and will be having a meaningful impact to our business. The speed of this downturn is much faster, and the lack of visibility makes it hard to predict when things will eventually recover. With excess compression horsepower in the industry, we expect to see lower service equipment utilization, additional client requests to put service units on stand-by, and pricing pressures as customers try to reduce their costs. We started seeing all three of these issues towards the end of March and they have accelerated into April and May. By the end of May 2020, we expect up to 20% of our domestic horsepower to be impacted by customers shutting-in production, either by going to stand-by rates or through equipment returns.  Prior to the current downturn, approximately 2% of our domestic fleet horsepower was on standby. Given the magnitude of the shut-ins that our customers are communicating to us, we expect the amount of horsepower to be put on standby by the end of May to be above 10% of our domestic fleet. We expect utilization to quickly approach the low point of the 2014-2016 downturn of 75.2%.

"As the world adjusts to the COVID-19 pandemic, the Partnership has implemented guidelines to keep our employees and clients safe while meeting our clients' requirements. We have developed operating practices that allow us to effectively monitor remotely a large percentage of our business and found alternate supply sources for key components to ensure that our clients' equipment is properly running and maintained.

"While we cannot control the demand or supply for oil and gas or the length and severity of the COVID-19 pandemic, we have acted swiftly and with a sense of urgency to reduce our cost structure. The Partnership has already implemented or is in the process of implementing the following cost cutting actions: (1) reduction in capital expenditures from $75.8 million in 2019 to a forecast of between $28 million and $35 million in 2020; (2) U.S. employee pay reductions; (3) headcount reductions at corporate and field levels; (4) 20% reduction in Board of Directors cash retainers; (5) reduction of all discretionary expenditures; (6) suspension of the employer 401(k) matching program; and (7) negotiated reductions in expenditures with many of our suppliers.

“In addition, we have made the decision to close our fabrication operations in Midland, Texas, which should be completed by the end of the second quarter or early third quarter of this year. We will look towards selling our 38-acre Midland facility and real estate. When the market returns and along with it demand for new service fleet additions, we expect to use an outsourcing relationship for the fabrication of our future requirements.

"During the quarter we added 22,160 additional horsepower to our service fleet to fulfill prior customer commitments, focused around centralized gas lift, with the vast majority of the new additions being deployed into existing clusters of equipment in the Permian Basin and in South Texas. We continue to have some additional commitments for new service equipment to be delivered in the second quarter of 2020, but beyond that, our commitments are minimal and at this time we do not anticipate any second half growth capital expenditures.

“Distributable cash flow in the first quarter of 2020 was $8.7 million, down 44% from the fourth quarter of 2019, resulting in a distribution coverage ratio of 18.3x compared to 32.5x in the fourth quarter of 2019.

“In summary, the compression and related services business remained steady in the early parts of the first quarter of 2020, while the equipment sales and aftermarket services business declined. We realize going forward we are in a very different market environment. The fundamentals of our business to support increasing volumes of gas production and centralized gas lift will be intact for many years to come, but in the immediate and foreseeable future we are focused on navigating the Partnership through this downturn successfully and responsibly.”

Unaudited results of operations for the quarter ended March 31, 2020 compared to the prior quarter and the corresponding prior year quarter are presented in the table below.

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019	Q1-2020 v Q4-2019	Q1-2020 v Q1-2019
	(In Thousands, Except Ratios, and Percentages)
Net income (loss)	$(13,630)	$(1,957)	$(12,456)	(596)%	(9)%
Adjusted EBITDA	$27,762	$34,708	$26,805	(20)%	4%
Distributable cash flow	$8,728	$15,505	$6,298	(44)%	39%
Quarterly cash distribution per unit	$0.01	$0.01	$0.01	—%	—%
Distribution coverage ratio	18.3x	32.5x	13.2x
Fleet growth capital expenditures(1)	$2,781	$10,516	$17,578	(74)%	(84)%
Net cash provided by (used in) operating activities	$13,357	$(90)	$31,632	(14,941)%	(58)%
Free cash flow	$6,874	$(4,410)	$8,480	(256)%	(19)%

(1)  Includes capital expenditures paid by TETRA in 2019 under backstop financing agreement.

Compression and Related Services

Compression Service gross margins of 51.9% increased 30 basis points from 51.6% in the fourth quarter of 2019 and contributed $34.2 million of gross margin in the quarter.

Overall service fleet utilization rate declined 350 basis points from the end of the fourth quarter of 2019 to 86.5% at the end of March 2020.  As of March 31, 2020, aggregate service compressor fleet horsepower was 1,195,186 and aggregate service fleet horsepower in service was 1,033,256 (we define the overall service fleet utilization rate as the aggregate service compressor fleet horsepower in service divided by the aggregate service compressor fleet horsepower as of such date). We do not exclude idle horsepower under repair from our calculation of utilization rates, but we do count units on standby as utilized when the client is being billed a standby service rate. Utilization of our high-horsepower units (over 1,000 hp) declined from 97.9% at the end of 2019 to 93.5% at the end of the first quarter 2020. We expect that our customers’ move to scale-back drilling and completion activity and to shut-in oil and gas production will put pressure on utilization for gathering system and centralized gas lift applications. In 2019 we added new compressor units with over 119,000 aggregate horsepower. In the near-term, we do not expect to add any additional equipment to our fleet beyond equipment already committed to be delivered in the second quarter.

Aftermarket Services and Equipment Sales

In the first quarter of 2020, equipment sales were $6.5 million, down $27.7 million from the fourth quarter of 2019 due to timing of deliveries from our backlog and a decrease in customer demand, which was consistent with our expectations discussed on our last earnings call. First quarter aftermarket services revenue of $18.0 million decreased $6.1 million sequentially as customer demand weakened, some due to turmoil in the market and some due to seasonally low spending, which is typical in the first quarter of the year. First quarter orders for new equipment sales totaled $2.0 million. The backlog was $30.3 million as of March 31, 2020, most of which is expected to be delivered in the second quarter of this year.

Balance Sheet

As of March 31, 2020, we had $296 million of unsecured bonds outstanding that mature in August 2022 and $350 million of first lien secured bonds outstanding that mature in April 2025. The indentures for the secured and the unsecured bonds do not contain any maintenance covenants. The Partnership has a $50 million asset-based revolver ("ABL") with a current borrowing base of approximately $25 million before outstanding letters of credit, of which $3 million was drawn at the end of the first quarter. Cash on hand at March 31, 2020 was $7.4 million. In the event the Partnership does not maintain $5 million minimum availability under the ABL, the ABL requires the Partnership to maintain a fixed charge coverage ratio of 1x until the minimum availability is reestablished. Currently, the Partnership has in excess of $5 million available under the ABL and therefore the fixed charge ratio covenant is not applicable. The ABL expires at the end of June 2023.  As the Partnership came out of the previous downturn of 2014 to 2016, we negotiated the elimination of maintenance covenants in CSI Compressco’s credit facility, except for the ABL fixed charge coverage ratio described above, in order to give us more flexibility to navigate through future downturns. CSI Compressco's net leverage ratio improved to 5.0x at the end of the first quarter 2020 but is expected to increase as the downturn progresses.

The Partnership issued a press release on Friday, May 1st regarding its ongoing bond exchange offer. The statements in the paragraph above do not give effect to the exchange offer, if it is completed. There can be no assurance the exchange offer will be completed. For more details please see the Form 8-K filed on May 1, 2020 and the related exhibits.

Capital Expenditures 2020 Expectations

We anticipate total year capital expenditures to be in the range of $28 million to $35 million, including: (a) $5 million to $8 million for growth capital to fulfill certain client obligations, of which approximately $4 million was incurred in the first quarter with the remainder expected to be incurred primarily in the second quarter; (b) $20 million to $22 million for maintenance capital expenditures; and (c) $3 million to $5 million for technology investment to improve operating efficiencies.

First Quarter 2020 Cash Distribution on Common Units

On April 20, 2020, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the first quarter of 2020 of $0.01 per outstanding common unit, which will be paid on May 15, 2020, to common unitholders of record as of the close of business on May 1, 2020. The distribution coverage ratio for the first quarter of 2020 was 18.3x.

Conference Call

CSI Compressco will host a conference call to discuss first quarter 2020 results today, May 4, 2020, at 9:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI Compressco's website at www.csicompressco.com. An audio replay of the conference call will be available at 1-877-344-7529, conference number 10138620, for one week following the conference call and the archived webcast will be available through CSI Compressco's website for thirty days following the conference call.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco's compression and related services business includes a fleet of more than 5,200 compressor packages providing approximately 1.20 million in aggregate horsepower, utilizing a full spectrum of low-, mid- and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in Mexico. CSI Compressco designs and sells standard compressor packages and custom-designed compressor packages. CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward-Looking Statements

This news release contains "forward-looking statements" and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: "anticipates," "assumes," "believes," "budgets," "could," "estimates," "expectations," "expects," "forecasts," "goal," "intends," "may," "might," "plans," "predicts," "projects," "schedules," "seeks," "should," "targets," "will," and "would."  These forward-looking statements include statements, other than statements of historical fact, including anticipated reductions in demand from our customers, reductions in capital expenditures, SG&A and direct operating costs, the planned closure and potential sale of our Midland, Texas fabrication facility, commodity prices and demand for CSI Compressco's equipment and services and other statements regarding CSI Compressco's beliefs, expectations, plans, prospects and other future events, performance, and other statements that are not purely historical.  Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating condition that are outside of our control, including the trading price of our common units; the severity and duration of the COVID-19 pandemic and related economic repercussions and the resulting negative impact on  the demand for oil and gas , operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, remote work arrangements, and supply chain disruptions, other global or national health concerns; the current significant surplus in the supply of oil and the ability of OPEC and other oil producing nations to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry; the levels of competition we encounter; our dependence upon a limited number of customers and the activity levels of our customers; our ability to replace our contracts with our customers, which are generally short-term contracts; the availability of adequate sources of capital to us; our existing debt levels and our ability to obtain additional financing; our ability to continue to make cash distributions, or increase cash distributions from current levels, after the establishment of reserves, payment of debt service and other contractual obligations; the restrictions on our business that are imposed under our long-term debt agreements; our operational performance; the credit and risk profile of TETRA Technologies, Inc.; ability of our general partner to retain key personnel; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission ("SEC"), which are available free of charge on the SEC website at www.sec.gov.  The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements.  If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material.  All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties.  You should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Schedule A - Income Statement

Results of Operations (unaudited)
	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019

Revenues:
Compression and related services	$65,765	$65,188	$63,060
Aftermarket services	17,970	24,094	13,614
Equipment sales	6,544	34,260	26,762
Total revenues	$90,279	$123,542	$103,436
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	$31,608	$31,568	$32,621
Cost of aftermarket services	16,245	19,916	11,260
Cost of equipment sales	6,700	30,489	24,219
Total cost of revenues	$54,553	$81,973	$68,100
Depreciation and amortization	19,908	20,618	18,532
Impairments of long-lived assets	5,371	—	—
Insurance recoveries	—	(230)	—
Selling, general, and administrative expense	10,256	10,125	10,665
Interest expense, net	13,169	13,498	13,299
Series A Preferred fair value adjustment	—	—	1,304
Other expense, net	440	(532)	(381)
Income (loss) before income tax provision	$(13,418)	$(1,910)	$(8,083)
Provision (benefit) for income taxes	212	47	4,373
Net income (loss)	$(13,630)	$(1,957)	$(12,456)
Net income (loss) per diluted common unit	$(0.28)	$(0.04)	$(0.26)

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain non-cash charges, including impairments, bad debt expense attributable to bankruptcy of customer, equity compensation, non-cash costs of compressors sold, fair value adjustments of our Preferred Units that were issued in late 2016 and redeemed for cash on August 8, 2019, gain on extinguishment of debt, write-off of unamortized financing costs, Preferred Units redemption premium and excluding, severance and other non-recurring or unusual expenses or charges

.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner.  The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

The Partnership defines net leverage ratio as net debt (the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding outstanding letters of credit) divided by Adjusted EBITDA for Net Leverage Calculation (Adjusted EBITDA as reported externally adjusted for certain items to comply with its credit agreement) for the trailing twelve month period. Management primarily uses this metric to assess the Partnership’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, gross margin, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule B - Reconciliation of Net Income to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

The following table reconciles net income (loss) to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three-month periods ended March 31, 2020, December 31, 2019 and March 31, 2019:

Results of Operations (unaudited)
	Three Months Ended
	Mar 31, 2020		Dec 31, 2019		Mar 31, 2019
	(In Thousands)
Net income (loss)	$(13,630)		$(1,957)		$(12,456)
Interest expense, net	13,169		13,498		13,299
Provision for income taxes	212		47		4,373
Depreciation and amortization	19,908		20,618		18,532
Impairments of long-lived assets	5,371		—		—
Non-cash cost of compressors sold	1,809		2,182		940
Equity compensation	324		320		365
Series A Preferred redemption premium	—		—		448
Series A Preferred fair value adjustments	—		—		1,304
Severance	272		—		—
Other	327		—		—
Adjusted EBITDA	$27,762		$34,708		$26,805

Less:
Current income tax expense	204		467		2,907
Maintenance capital expenditures	6,490		6,774		5,729
Interest expense	13,169		13,498		13,299
Severance and other	599		—		—
Plus:
Non-cash items included in interest expense	1,428		1,536		1,428
Distributable cash flow	$8,728		$15,505		$6,298

Cash distribution attributable to period	$478		$477		$477
Distribution coverage ratio	18.3	x	32.5	x	13.2	x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities Operations to Free Cash Flow

The following table reconciles net cash provided by operating activities to free cash flow for the three-month periods ended March 31, 2020, December 31, 2019 and March 31, 2019:

Results of Operations (unaudited)
	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
	(In Thousands)
Net cash provided by operating activities	$13,357	$(90)	$31,632
Capital expenditures, net of sales proceeds	(6,483)	(4,320)	(23,152)
Free cash flow	$6,874	$(4,410)	$8,480

 Schedule D – Reconciliation to Adjusted EBITDA Margin (unaudited)

	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Consolidated
Revenue	90,279	123,542	103,436
Adjusted EBITDA (Schedule B)	27,762	34,708	26,805
Adjusted EBITDA Margin	30.8%	28.1%	25.9%

Schedule E – Reconciliation of Historical Net Income/(Loss) to Adjusted EBITDA for Net Leverage Ratio Calculation (unaudited)

	Twelve Months Ended
	Mar 31, 2020		Dec 31, 2019	Mar 31, 2019
Net income (loss)	$(22,147)		$(20,973)	$(33,697)
Interest expense, net	53,245		53,375	54,451
Provision for income taxes	(808)		3,353	5,674
Depreciation and amortization	78,039		76,663	71,665
Impairments and other charges	8,684		3,313	681
Goodwill Impairment	—			—
Bad debt expense attributable to bankruptcy of customer	1,768		1,768	—
Non-cash cost of compressors sold	6,892		6,023	4,742
Equity Compensation	1,023		1,064	1,608
Series A Preferred redemption premium	1,020		1,468	448
Series A Preferred fair value adjustments	166		1,470	(1,087)
Expense for unamortized finance costs	—		—	—
Sales tax adjustment affecting prior periods	—			2,110
Severance	390		118	—
Other	957		630	188
Adjusted EBITDA	$129,229		$128,272	$106,783
EBITDA adjustments to comply with Credit Agreement	(121)		254	—
Adjusted EBITDA for Net Leverage Calculation	$129,108		$128,526	$106,783

Debt Schedule
7.25% Senior Notes	295,930		295,930	295,930
7.50% Senior Secured Notes	350,000		350,000	350,000
Asset Based Loan	3,000		3,500	—
Letters of Credit	3,017		3,476	—
Cash on Hand	(7,416)		(2,370)	(16,870)
Net Debt	$644,531		$650,536	$629,060

Net Leverage Ratio (Net Debt/Adjusted EBITDA for Net Leverage Calculation)	5.0	x	5.1x	5.9x

Schedule F – Balance Sheet

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,416	$2,370
Trade accounts receivable, net of allowances for doubtful accounts of $3,237 as of March 31, 2020 and $3,350 as of December 31, 2019	71,774	64,724
Inventories	63,288	56,037
Prepaid expenses and other current assets	5,153	4,162
Total current assets	147,631	127,293
Property, plant, and equipment:
Land and building	32,058	35,125
Compressors and equipment	989,493	976,469
Vehicles	8,875	9,205
Construction in progress	18,788	26,985
Total property, plant, and equipment	1,049,214	1,047,784
Less accumulated depreciation	(421,062)	(405,417)
Net property, plant, and equipment	628,152	642,367
Other assets:
Deferred tax asset	24	24
Intangible assets, net of accumulated amortization of $28,491 as of March 31, 2020 and $27,751 as of December 31, 2019	27,277	28,017
Operating lease right-of-use assets	27,374	21,006
Other assets	3,844	3,539
Total other assets	58,519	52,586
Total assets	$834,302	$822,246
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$48,362	$47,837
Unearned income	27,426	9,505
Accrued liabilities and other	38,832	42,581
Amounts payable to affiliates	14,964	7,704
Total current liabilities	129,584	107,627
Other liabilities:
Long-term debt, net	638,429	638,238
Deferred tax liabilities	986	1,211
Long-term affiliate payable	11,618	12,324
Operating lease liabilities	18,903	13,822
Other long-term liabilities	23	33
Total other liabilities	669,959	665,628
Commitments and contingencies
Partners' capital:
General partner interest	(19)	180
Common units (47,292,095 units issued and outstanding at March 31, 2020 and 47,078,529 units issued and outstanding at December 31, 2019)	49,704	63,384
Accumulated other comprehensive income (loss)	(14,926)	(14,573)
Total partners' capital	34,759	48,991
Total liabilities and partners' capital	$834,302	$822,246

For further information:

Elijio Serrano

CFO, CSI Compressco LP

The Woodlands, Texas

Phone: (281) 367-1983

www.compressco.com